Exhibit 5.2

March 14, 2017

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $350,000,000 aggregate principal amount of 3.90% Notes due 2027 (the “Notes”) of Vulcan Materials Company, a New Jersey corporation (the “Company”), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Notes will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the States of New York and New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New Jersey law, we have relied solely upon the opinion, dated March 14, 2017, of Lowenstein Sandler LLP, we have made no independent examination of the laws of the State of New Jersey and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Lowenstein Sandler LLP.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the indenture relating to the Notes has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Womble Carlyle Sandridge & Rice, LLP